UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024  (July 22, 2024)

LIFELOC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-54319	84-1053680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12441 West 49th Ave., Unit 4
Wheat Ridge, CO	80033
(Address of Principal Executive Offices)	(Zip Code)

(303) 431-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LCTC	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

Lifeloc Technologies, Inc. (the “Company”), is providing this disclosure under Item 3.02 because, as of July 23, 2024, its unregistered sales of equity securities sold, in the aggregate, since its last periodic report exceeded 1% of the shares of its common stock, no par value (the “Common Stock”), outstanding as of the date of the Company’s last periodic report.

On July 23, 2024, the Company issued, in a private placement to an accredited investor (the “Shareholder”), 210,000 shares of Common Stock at a price of $3.80 per share (collectively, the “Subscription Shares”) for aggregate consideration to the Company of $798,000, in accordance with the terms of a Subscription Agreement (the “Subscription Agreement”).

The foregoing description of the Subscription Agreement is not complete and is subject to and qualified in its entirety by reference to the Subscription Agreement filed with this Current Report on Form 8-K as Exhibit 10.1 and the terms of which are incorporated by reference herein.

The Subscription Agreement attached hereto is not intended to provide any other information about the Company or the Shareholder or their respective affiliates. The representations, warranties and covenants contained in the Subscription Agreement were made only for purposes of that agreement, are solely for the benefit of the parties to the Subscription Agreement and may be subject to limitations agreed upon by the contracting parties. Persons other than the parties to the Subscription Agreement should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Subscription Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Subscription Shares issued pursuant to the Subscription Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Greenlee Resignation

On July 22, 2024, Robert Greenlee notified the Company by letter of his resignation from the board of directors (the “Board”) of the Company. Mr. Greenlee advised the Company that his resignation was not due to any disagreements between him and the Company on any matter relating to the Company's operations, policies or practices. Mr. Greenlee’s resignation has been accepted by the Company.

Kashenberg Appointment

On July 23, 2024, in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board appointed Adam Kashenberg to fill the vacancy on the Board and on the Company’s audit committee created by Mr. Greenlee’s resignation. Mr. Kashenberg’s term of office will expire at the Company’s 2025 annual meeting of shareholders, or his earlier resignation, death or removal. Mr. Kashenberg will be compensated in accordance with the Company’s existing director compensation policies.

Since November 2019, Mr. Kashenberg has been president, CEO and director of Colorado Biolabs, Inc., a manufacturer and supplier of iron supplement products. Previously, Mr. Kashenberg spent five years as CEO of Kash Nutritionals, a company that facilitated the manufacturing, growth, and development of key companies and their brands by brokering manufacturing services and related services. Mr. Kashenberg also served as VP, Business Development for Adam Nutrition, a dietary supplement manufacturing company. In determining Mr. Kashenberg’s qualifications to serve on the Company’s board of directors, the Board considered, among other things, his strong background in social media sales and marketing, as well as his finance and management skills.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on July 26, 2024. The press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement, dated July 23, 2024
99.1	Press Release dated July 26, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2024	LIFELOC TECHNOLOGIES, INC.

	By:	/s/ Wayne Willkomm, PhD
Wayne Willkomm, PhD Chief Executive Officer